SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2004

NAVIGANT CONSULTING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-28830	36-4094854
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

615 North Wabash, Chicago, IL	60611
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 573-5600

Not Applicable

(Former Name or Former Address, if

Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets.

On February 2, 2004, Navigant Consulting, Inc., a Delaware corporation (the “Company”), announced that it had acquired substantially all of the assets of Tucker Alan Inc. (“Seller”), a privately-held litigation and business consulting firm. Pursuant to an Asset Purchase Agreement (the “Asset Purchase Agreement”) among the Company, Seller and the shareholders of Seller, on January 30, 2004, the Company purchased substantially all of the assets of Seller, which primarily consists of client contracts and relationships, for a purchase price consisting of:

•	$45,603,421 in cash,

•	301,104 shares of common stock of the Company,

•	deferred payments of $13,000,000 in cash payable on January 15, 2005 and $10,000,000 in cash payable on January 15, 2006,

•	376,800 shares of common stock of the Company to be issued on January 15, 2005, and

•	an additional number of shares of common stock of the Company to be issued on January 15, 2006, equal to the number determined by dividing $7,466,666 by the average closing price per share for shares of the Company’s common stock on the New York Stock Exchange for the ten trading day period ending on the fifth trading day prior to the date such shares are issued.

In connection with the Asset Purchase Agreement, the Company entered into agreements with the shareholders of Seller containing noncompetition and nonsolicitation obligations in favor of the Company for a period of four years after the closing date and also entered into four-year employment agreements with certain shareholders of Seller.

The Company’s source of funds for the acquisition was cash on hand and borrowings under the Company’s existing revolving credit facility with LaSalle Bank.

A copy of the Asset Purchase Agreement is filed as an exhibit hereto and is incorporated by reference herein.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements of Business Acquired:

The financial statements required by this item will be prepared in accordance with Regulation S-X and filed not later than 60 days after the date of this Report.

(b)	Pro Forma Financial Information:

The financial statements required by this item will be prepared in accordance with Regulation S-X and filed not later than 60 days after the date of this Report.

(c)	Exhibits:

2	Asset Purchase Agreement dated as of January 30, 2004 among the Company, Seller and the shareholders of Seller. (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to this agreement are omitted but will be provided supplementally to the Commission upon request.)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIGANT CONSULTING, INC.

Date: February 13, 2004	By:	/S/ PHILIP P. STEPTOE
	Name:	Philip P. Steptoe
	Title:	Vice-President, General Counsel and Secretary

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2	Asset Purchase Agreement dated as of January 30, 2004 among the Company, Seller and the shareholders of Seller. (Pursuant to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to this agreement are omitted but will be provided supplementally to the Commission upon request.)

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